Exhibit 99.2

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

Ceva, Inc.

Second Quarter 2024 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

August 7, 2024

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to Ceva’s second quarter 2024 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of Ceva.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding our market positioning, strategy and growth opportunities, market trends and dynamics, expectations regarding demand for and benefits of our technologies, our expectations and financial goals and guidance regarding future performance, and our plans and expectations regarding our recently filed registration statement on Form S-3 and any potential future offering or capital raises and the use of proceeds therefrom. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition, following the divestment of the Intrinsix business, financial results from Intrinsix were transitioned to a discontinued operation beginning in the third quarter of 2023, and all prior period financial results have been recast accordingly. We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-ip.com.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter, review the year and provide some insight into our ongoing business. Amir;

Amir

Thank you, Richard. Good morning everyone and thank you for joining us today. We are pleased to report an excellent second quarter that exceeded our estimates with strong licensing execution from our team worldwide, coupled with royalty growth driven by broad market strength in IoT and robust smartphone shipments. We also surpassed the milestone of 18 billion Ceva-powered smart edge devices shipped to date, as our shipment volumes continue to accelerate rapidly in our IoT end markets.

Our strategy to be focused on developing and licensing leading IPs that enable smart edge devices to connect, sense and infer data is effective and highly synergistic with the growing adoption of AI across every industry. We are seeing more and more licensing deals that are driven by customer needs to incorporate more processing power, more sensing capabilities, more wireless connectivity options, and highly efficient NPUs to run AI workloads on-device. No other IP company has the technology portfolio capable of addressing these three pillars required by every edge AI-enabled device and we are fully focused on maximizing our leadership position and extracting better economics per deal as a result.

Licensing revenue was up 28% year-over-year, and our backlog heading into the third quarter is healthy, on the back of signing some very significant deals in the quarter. In particular, we signed new strategic agreements with 2 infrastructure OEM customers for their development of custom silicon that will enable the infrastructure that is essential for the successful deployment of hybrid AI. The future path of AI inference needs to be hybrid, with AI processing distributed between the cloud and edge devices with more and more inferencing being performed on the end device for cost, security, privacy and user experience reasons. Generative AI has accelerated this requirement, where GenAI developers and providers utilize multiple GenAI models using a mix of compute in the cloud data center and on-device, depending on latency, connectivity, availability, security and privacy requirements. The communications infrastructure that enables hybrid AI is constantly evolving to improve performance and ensure the experience is seamless. Our customers have repeatedly chosen us for their long-term roadmaps due to our DSP leadership in compute efficiency and the value we created together in past platforms.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

The step up in performance we have delivered to these customers with our latest processor architecture has enabled us to extract more value per deal and will drive higher royalties per chip from their next generation products.

Another notable licensing achievement in the quarter, we signed a strategic Bluetooth portfolio licensing deal with a top 3 U.S. semiconductor analog company that is expanding from sensing to connectivity and AI. This customer is adding connectivity capabilities across its product offering and consolidating their Bluetooth product roadmap around Ceva’s IP going forward. We believe this customer has the potential to become a very high-volume shipper of our IP in future years, with a significant royalty opportunity. This deal follows on from a deal with another U.S. leading MCU player late last year, where we licensed our Wi-Fi 6 IP for their MCUs. We continue to uncover new opportunities within the U.S. semiconductor industry, across our entire portfolio of IPs. As we have stated previously, the U.S. market forms an important part of our growth strategy, and these deals are clear indicators that our strategy for growth in the U.S. is achieving success.

Overall, we signed 11 deals in the quarter, addressing AI solutions for industrial and consumer edge AI devices, next-generation wireless infrastructure to enable ubiquitous AI, 5G satellite, 5G RedCap and Bluetooth connectivity for wearables and hearables. Five of the deals were with OEMs and one deal was with a first-time customer.

Turning to royalties, broad market strength across our smart edge customer base, including strong global smartphone shipments, resulted in royalty revenues growing 5% sequentially and 19% year-over-year. Shipment volumes grew 24% year-over-year, driven predominantly by our customers taking more market share in Bluetooth, Wi-Fi and cellular IoT in the growing industrial, healthcare and consumer IoT end markets. Smartphones recovered well from Q1, and our large customer addressing the low to mid-range market segment is expanding its customer base with new design wins at Vivo and Xiaomi amongst others. Also, of note, we received the first royalties from our spatial audio collaboration with boAt, India’s #1 hearables and wearables OEM. And one of our largest Bluetooth customers reported the first shipments of their new Wi-Fi 6 / Bluetooth 5 combo chip aimed at high volume smart edge devices including TWS earphones, smart watches, smart glasses, and smart hearing aids. Overall, the royalty momentum we are experiencing is underpinned by our strong licensing activities in the past 3 years. These customers are now starting to come to market with their latest chips powered by our IP, expanding our customer base across end markets. This will continue to be a strong tailwind for our royalty business for years to come, and we continue to partner closely with our customers to ensure they successfully reach the market with their increasingly intelligent and connected products.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

Taking a step back, it has becoming abundantly clear that AI is a key factor in driving our business both directly and indirectly. As we have stated previously, there is no AI without sensing or connectivity. Every smart edge device requires sensing to take data from its surroundings, to which AI is then applied in order to inform decisions. And each of these devices needs to be connected to transfer this data to other devices, to the cloud or to the network. These three use cases are inextricably linked and provide incredible opportunities for Ceva to grow and flourish.

During the second quarter, we launched two new IP products that continue our AI and connectivity momentum. The first of these relates to AI for IoT devices. AI is increasingly finding its way into every device, no matter how small or power constrained. TinyML is the field of machine learning that will bring AI inferencing to billions of devices in the coming years and represents a huge opportunity in AI beyond the cloud which most of us are familiar with today. In fact, ABI Research forecasts that TinyML shipments in IoT devices are set to grow at a CAGR of 48% throughout the rest of the decade to reach almost 3.65 billion by 2030, all running on the device. In order for this market to reach its potential, specialized Neural Processor Units or NPUs are required to run the TinyML networks in many of these devices, in a power and cost-efficient manner. Leveraging our vast experience in AI, low power processing and the ability to handle sensing workloads in parallel, we introduced a new NPU called NeuPro-Nano during the quarter. This NPU, which is the first fully programmable NPU to efficiently execute any complete, end-to-end TinyML application with an optimal balance of power, performance and area thanks to innovative features like Ceva NetSqueeze which significantly reduces the memory footprint required for AI in these IoT devices. This ensures NeuPro-Nano fits the market requirements for TinyML based AI workloads, from factory maintenance to consumer audio enhancements and appeals to our broad customer base as they begin to plan to incorporate AI in their next generation products. NeuPro-Nano is currently in evaluation with customers and we expect the first licensing deals to close this year and first product in the market as soon as 2026. This is a significant opportunity for us to cross-sell this NPU into our existing customer base, where we already command leadership and are a trusted partner to more than 100 customers today. We believe that this area of AI is an untapped market and that we have the right solution to fully exploit this opportunity.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

The second significant product launch in the quarter is Ceva-Waves Links, a new multi-protocol solution for wireless connectivity. The Ceva-Waves-Links110 (the first of Links series) is already in development/integration with a lead OEM customer. Increasingly, devices require more than one wireless connectivity standard to get the best performance and enable all the features required. Our broad customer base of Bluetooth, Wi-Fi and UWB customers increasingly are looking to license additional IPs from us and integrate them together in a single chip. Be it Bluetooth and Wi-Fi combo for smart home connectivity, or Bluetooth and UWB for digital car keys, in our opinion there is no other IP company capable of delivering these multi-standard wireless solutions. Waves makes this even easier for our customers and allows us to provide more IP per deal, leading to higher value per deal through license fees and royalties.

In closing, I would like to take this opportunity to thank our teams for strong execution this quarter, and to our customers and partners for putting their trust with us, together bringing more and more Ceva-powered devices to market. My belief in our people and technology grows every day, and the potential of our company is unlimited in the AI era. We have the right strategy to capitalize on our unique capabilities, and we are laser focused on our execution. We fully expect to deliver on our stated financial and business targets for the year and are committed to ensuring everyone sees and understands the value that Ceva brings as an AI-focused company through our Smart Edge “connect, sense and infer” value proposition. All of this in turn will unlock and create more shareholder value.

Now I will turn the call over to Yaniv for the financials.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

Yaniv

Thank you, Amir. I’ll now start by reviewing the results of our operations for the second quarter of 2024.

Revenue for the second quarter was $28.4 million, up 24% compared to $22.9 million for the same quarter last year. The revenue breakdown is as follows:

Licensing and related revenue was $17.3 million, reflecting 61% of total revenues, significantly increased 28% year-over-year and 51% sequentially.

Royalty revenue was $11.2 million, reflecting 39% of total revenues, increased 19% year-over-year and 5% sequentially.

Gross margin came better than our guidance, 90% on a GAAP and 91% on non-GAAP basis compared to 85% and 86% on GAAP and non-GAAP, respectively, a year ago.

Total GAAP operating expenses for the second quarter were $25.5 million, at the higher end of our guidance, due mainly to higher sales commissions and employee related benefits.

Total non-GAAP operating expenses for the second quarter, excluding equity-based compensation expenses, amortization of intangibles and related acquisition costs, were $21.4 million, just above the higher end of our guidance, for the same reasons I just mentioned.

Non-GAAP operating margins and income were 15% of revenue and $4.4 million, higher than negative operating margins of (4%) and operating losses of $0.8 million recorded in the first quarter of 2024 and negative operating margins of (5%) and operating losses of $1.1 million recorded in the second quarter of 2023, respectively.

GAAP operating loss for the second quarter of 2024 was $35,000, as compared to a GAAP operating loss of $5.3 million for the same period in 2023.

GAAP and non-GAAP taxes were $1.6 million, in line with our guidance and effected by geographies of deals signed.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

GAAP net loss for the second of 2024 quarter was $0.3 million and diluted loss per share was 0.01 cents, as compared to net loss of $4.9 million and diluted loss per share of 21 cents for the same period last year.

Non-GAAP net income and diluted income per share for the second quarter of 2024 increased significantly to $4.2 million and 17 cents, respectively, as compared to net loss of $0.5 million and diluted loss per share of 2 cents reported for the same period last year.

With respect to other related data

Shipped units by Ceva licensees during the second quarter of 2024 were 461 million units, up 24% from the second quarter 2023 reported shipments.

Of the 461 million units reported, 79 million units, or 17%, were for mobile handset modems.

●	353 million units were for consumer IoT markets, up 28% from 276 million units in the second quarter of 2023.
●	28 million units were for Industrial IoT markets, doubled from 14 million in the second quarter of 2023.
●	Bluetooth shipments were 266 million units in the quarter, up 26% year-over-year.
●	Cellular IoT shipments were 40 million units, up 92% year-over-year.
●	Wi-Fi shipments were 35 million units, up 21% year-over-year.

Overall, a strong quarter across all our end markets and the third consecutive quarter of year-over-year royalty revenue growth.

As for the balance sheet items

As of June 30, 2024, Ceva’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $158 million. In the second quarter of 2024 we repurchased approximately 100,000 shares for approximately $2.0 million. As of today, around 543,000 shares are available for repurchase under the repurchase program as expanded in November 2023.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

Our DSO for the second quarter of 2024 is 59 days, same as first quarter.

During the second quarter, we generated $2.4 million cash from operating activities, on-going depreciation and amortization was $1.0 million, and purchase of fixed assets was $0.6 million.

At the end of the second quarter, our headcount was 434 people, of whom 359 are engineers.

Also, this morning we filed a universal shelf registration statement on Form S-3 with the SEC, which if and when declared effective will permit Ceva to offer and sell, from time to time in one or more offerings, up to $150 million of common stock, preferred stock, debt securities, warrants, or any combination of these securities. We believe that having an S-3 on file is good corporate housekeeping and will provide us with a tool to further enhance our financial flexibility and opportunistically access additional capital to fund acquisitions or other business opportunities or strategic initiatives should they arise. At present, we do not have any impending transaction that would require us to draw down the shelf. If we decide to raise capital in a future offering using the shelf registration statement, Ceva will describe the specific details of that future offering in a prospectus supplement that is filed with the SEC.

Now for the guidance for the third quarter of 2024 and the year

●

Our annual growth plans progress well, and we are working hard to achieve even better results than originally forecasted. As Amir stated earlier, we have a healthy pipeline of potential deal flow for our wide range of technologies and markets, and as such we expect overall revenues for the year to be at the mid to high-end of our 4%-8% guidance.

Coupled with our cost control measures and focus, we are within reach to more than double our non-GAAP operating margins and operating profit for 2024 over 2023, and close to double non-GAAP fully diluted EPS, which is higher than originally forecasted.

As for the third quarter:

●	Total revenue is expected to be $26.0 to $28.0 million.

Ceva, Inc. Q2 2024 Financial Results Conference Call - Prepared Remarks :: August 7, 2024

●

Gross margin is expected to be similar to the second quarter, approximately 90% on a GAAP basis and 91% on a non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles.

●

GAAP OPEX is expected to be in the range of $24.8 million to $25.8 million, in-line with our annual plans. Of our anticipated total operating expenses for the third quarter, $3.9 million is expected to be attributable to equity-based compensation expenses, $0.3 million for amortization of acquired intangibles and $0.2 million for expenses related to business acquisition.

●	Non-GAAP OPEX is expected to be similar to the second quarter, in the range of $20.7 million to $21.7 million.
●	Net interest income is expected to be approximately $1.2 million.
●	Taxes are expected to be approximately $1.9 million.
●	Share count is expected to be 25.3 million shares.

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in Ceva. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-ip.com.

With regards to upcoming events, we will be participating in the following conferences:

●	Oppenheimer 27th Annual Technology, Internet & Communications Conference, August 12-14, virtually
●	5th Annual Needham Semiconductor and Semicap Virtual Conference, August 21-22, virtually
●	Jefferies Semiconductor, IT Hardware & Communications Technology Summit, August 28th in Chicago
●	Jefferies Israel Tech Trek 2024 Conference, September 10-12 in Tel Aviv, Israel

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye